Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2005, relating to the financial statements and financial statement schedule of ValueClick, Inc. (“the Company”) and of our report on internal control over financial reporting dated March 31, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Los Angeles, California
October 14, 2005